CNX RESOURCES CORPORATION

POLICY STATEMENT
on
Securities Trades By Directors and Employees of CNX Resources Corporation
("CNX" or "CNX Resources")1

The Need For A Policy Statement

        This policy has been developed:

        •    To educate CNX Resources directors and employees;
        •    To set forth guidelines for courses of action;
        •    To protect CNX Resources and its directors and employees against legal liability; and
        •    To preserve the reputation of CNX Resources and its directors and employees for integrity and ethical conduct.

    The Securities Act of 1933, the Securities Exchange Act of 1934, the Insider Trading and Securities Fraud Enforcement Act and the regulations adopted by the Securities and Exchange Commission ("SEC") all make it illegal for an individual to buy or sell securities while in the possession of "inside information," also known as “material non-public information.” The SEC and the New York Stock Exchange ("NYSE"), on which CNX Resources' shares are traded, both take insider trading very seriously and devote significant resources to uncovering the activity and to prosecuting offenders. Liability may extend not only to individuals who trade on "inside information," but also to their "tippers," and to CNX Resources for transactions by CNX directors and employees.

    In addition to responding to the statutes and regulations, we are adopting this Policy Statement to avoid even the appearance of improper conduct on the part of anyone employed by or associated with CNX (not just so-called insiders). We have all worked hard over the years to establish our reputation for integrity and ethical conduct. We cannot afford to have it damaged.

The Consequences

    The consequences of insider trading violations can be staggering:

    For individuals who trade on inside information (or tip information to others):

1 This Policy is not applicable to CNX Resources as a company. However, in compliance with applicable securities laws, CNX Resources will not buy or sell securities if it is in possession of material non-public information.
Updated: May 2, 2024

        •    A civil penalty of up to three times the profit gained or loss avoided;
        •    A criminal fine (no matter how small the profit) of up to $5 million;

        •    Permanent or temporary prohibition from acting as an officer or director of any publicly-traded company;
        •    A prison term of up to twenty years; and
        •    Additionally, a conviction for securities fraud or other violations of Sarbanes-Oxley can result in severe fines and decades of imprisonment.

    These penalties can apply even if the individual is not a director, officer or senior executive.

    A company (as well as possibly any supervisory person) can also incur substantial penalties if an employee engages in illegal trading.

    Moreover, if an employee violates this insider trading policy, sanctions imposed by CNX, including dismissal for cause, could result from failing to comply with this policy or these procedures. Needless to say, any of the above consequences, even an SEC investigation that does not result in prosecution, can tarnish one's reputation and irreparably damage a career.

The Policy

    IF A DIRECTOR, OFFICER OR ANY EMPLOYEE OF CNX (OR ANY OF ITS SUBSIDIARIES) HAS MATERIAL NONPUBLIC INFORMATION RELATING TO CNX, IT IS OUR POLICY THAT NEITHER THAT PERSON NOR ANY RELATED PERSON MAY BUY OR SELL SECURITIES OF CNX RESOURCES OR ENGAGE IN ANY OTHER ACTION OR TRANSACTION TO TAKE ADVANTAGE OF, OR PASS ON TO OTHERS, THAT INFORMATION.

    This policy also applies with equal force to information relating to other companies, including our customers or suppliers, obtained in the course of employment, and undertaking transactions in other company’s securities while in possession of such material non-public information.

    Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

    Related Persons. This policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live
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in your household but whose transactions in CNX Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in CNX Securities. This policy also applies to any entities that you influence or control, including any corporations, partnerships or trusts. You are responsible for the transactions of these other persons or entities and therefore should make them aware of the need to confer with you before they trade in CNX Securities, and you should treat all such transactions for the purposes of this policy and applicable securities laws as if the transactions were for your own account. This policy does not, however, apply to personal securities transactions of the persons where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or these persons.

    What Constitutes CNX Securities. CNX Securities include the Company’s common stock (NYSE: CNX), options to purchase common stock, restricted common stock, bonds, convertible notes, warrants, or and any other type of securities that the Company may issue, including derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities.

    Material Information. Material information is any information that a reasonable investor would consider important in a decision to buy, hold or sell stock. In short, any information which could reasonably affect the price of the stock may be material information.

    Examples. Common examples of information that will frequently be regarded as material are:

projections of future earnings or losses or other material financial information;
news of a pending or proposed merger, acquisition, joint venture, investment or tender offer;
an important financing transaction, development or event;
changes in dividend policies or the declaration of a stock split or the offering of additional securities;
major litigation developments;
changes in management;
significant new discoveries;
impending bankruptcy or financial liquidity problems;
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changes in CNX's outside auditors or a notification from its outside auditors that the company may no longer rely on its financial statements;
internal financial information which departs from what the market would expect; and
the gain or loss of (or other significant event relating to) a major contract.

    Either positive or negative information may be material. We emphasize that this list is merely illustrative.

    Twenty-Twenty Hindsight. Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.

    Tipping Information To Others. You may not pass (known as "tipping") material, non-public information on to others outside of CNX. The above penalties apply, even if you derive no benefit from the information. The SEC may and has imposed significant penalties on a tipper even though he or she did not profit from his or her tippee's trading.

    "Inside information" is often inadvertently disclosed or overheard in casual, social conversations. Care must be taken to avoid such disclosures.

    When Information Is Considered Public. It is improper for a director, officer or employee to enter a trade immediately before or immediately after CNX Resources has made a public announcement of material non-public information, including earnings releases. CNX Resources’ shareholders and the investing public should be afforded the time to receive the information and act upon it. Therefore, as a general rule you should not engage in any transactions for a period beginning two (2) business days before the information will be released and ending two (2) business day after the information has been released. (Thus, if an announcement were to be made on a Thursday, you should not trade beginning on the Tuesday prior to the announcement, and the Tuesday following the announcement generally would be the first day on which you may trade. If an announcement is to be made on a Friday, you should not trade beginning on the Wednesday prior to the announcement, and the Tuesday following the announcement generally would be the first day on which you may trade.) However, if the information released is complex, such as a prospective major financing or other transaction, it may be necessary to allow additional time for the information to be digested by investors. In such circumstances, you should consult with CNX's General Counsel, or the General Counsel’s designee identified on Attachment I hereto (as may be updated from time to time, each a “Designee”), regarding a suitable waiting period before trading. Remember, if you are in possession of material nonpublic information which was not part of the information released, you may not engage in transactions until such time as that material nonpublic information has been released as set forth herein.

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    Prevention of Insider Trading by Others. If you become aware of a potential insider trading violation or of someone who is about to engage in insider trading, you must promptly advise CNX's General Counsel, or Designee.

    Confidentiality. Unauthorized disclosure of internal information about CNX, whether to facilitate trading in CNX Securities or any other reason could cause serious problems for CNX. Employees should not discuss internal CNX matters or developments with anyone outside of CNX, except as required in the performance of regular corporate duties.

    This prohibition applies specifically (but not exclusively) to inquiries which may be made by the financial press, investment analysts or others in the financial community. It is important that all such communications on behalf of CNX Resources be made through an appropriately designated officer under carefully controlled circumstances. Unless you are expressly authorized to the contrary, if you receive any inquiries of this nature, you should decline comment and refer the inquiries to the Vice President-Investor Relations.

Additional Prohibited Transactions

    It is our policy that directors, officers and employees shall not and are prohibited from engaging in any of the following activities with respect to Securities of CNX Resources (except as otherwise may be approved in writing in advance by the General Counsel, or Designee):

    1.    Purchases of CNX Resources stock on margin;

    2.    Short sales;

    3.    Buying or selling options (other than those granted by CNX Resources), including buying or selling puts, calls or other hedging transactions in CNX Resources stock;

    4.    Pledging CNX Resources stock (provided, however, that brokerage account agreements may grant security interests in securities held at the broker to secure payment and performance obligations of the brokerage account holder in the ordinary course); or
5.    Standing and limit orders (unless pursuant to an approved 10b5-1 plan).

    If anyone subject to this Policy is unsure as to whether a potential transaction may violate any of these prohibitions, he or she should contact the General Counsel or Designee.

    Short-Term Trading. In addition to the prohibitions listed above, short-term trading of CNX Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. Individuals who purchase CNX Securities in the open market are strongly discouraged from selling CNX Securities during the six months following the purchase thereof (or vice versa).
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Special Procedures Applying to All Directors, Certain Officers and Other Employees

    While it is never permissible to trade based on material nonpublic information, to provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where an officer engages in a trade while unaware of a pending major development), we are implementing the following procedure:

    Pre-Clearance of All Trades. All transactions in CNX Resources securities (e. g. acquisitions, dispositions, transfers) by directors, officers and certain employees (each a "Covered Person"), including any trade proposed to be made in a permissible trading period as described in the next paragraph, must be pre-cleared in writing in advance by the General Counsel or Designee. Therefore, if you contemplate a transaction, you must seek approval from the General Counsel or Designee in advance. Any pre-clearance provided by the General Counsel or Designee expires three (3) business days from receipt. After such time, you must seek new pre-clearance approval from the General Counsel or Designee prior to trading. This requirement and the Policy generally do not apply to the “Other Permissible Transactions” set forth below.

    Permissible Periods for Trading. Covered Persons must limit their transactions (both sales and purchases) in any securities of CNX Resources to the periods commencing on the date which is two (2) business days after the release of CNX Resources’ financial results for each of the first, second and third quarters and for the full fiscal year and ending in each case on the last business day of the third month of the quarter.

    However, even during such periods, no one can trade in the securities of CNX Resources Corporation if he or she possesses material non-public information.

    In addition to the quarterly periods set forth above, from time to time an event may occur that is or potentially material to CNX and is known by only select CNX personnel. In that situation, the Chief Executive Officer, Chief Financial Officer, General Counsel or their designees will notify these select persons that they should not trade in CNX Securities; provided, however, that if you are not specifically notified by CNX of an event-specific blackout period, but nevertheless are in possession of material, nonpublic information, you should refrain from trading until such information becomes public in accordance with this Policy. The existence of an event-specific blackout period generally will not be announced to CNX employees as a whole and should not be communicated to any other person. The appropriate officers of CNX or their designees will provide additional notification when such event-specific blackout period is lifted.

    Other Permissible Transactions. This Policy generally does not apply in the case of the following transactions, except as specifically noted:

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•CNX Awards. This Policy does not apply to the grant of awards under any CNX equity incentive plan, the exercise of an employee stock option acquired pursuant to a CNX plan, the vesting of restricted stock, restricted stock units, or performance share units, or the exercise of a tax withholding right pursuant to which you elect to have CNX withhold shares of stock underlying the award to satisfy tax withholding requirements upon vesting or exercise, as applicable. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option, or to satisfy tax payment obligations.
•Bona Fide Gifts. Bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the CNX securities while the officer, employee or director is aware of material nonpublic information, or the person making the gift is a Covered Person subject to pre-clearance provisions of this policy.

    10b5-1 Plans. The General Counsel or Designee, may permit transactions to be conducted pursuant to a form of a pre-arranged Rule 10b5-1 trading plan that is pre-approved by the General Counsel, or Designee. Transactions undertaken under a proper, pre-approved 10b5-1 plan will be deemed to be in accordance with the requirements of this Policy, regardless of when they occur. Any Covered Person who desires to implement a Rule 10b5-1 Plan should contact the General Counsel, or Designee, to discuss such plans and obtain advance approval.
    Blackout periods. CNX Resources’ retirement plan includes an investment option which generally permits the purchase and sale of CNX Resources securities under that plan if such purchases and sales are conducted in compliance with this Policy and applicable law. Pursuant to SEC rules, directors and executive officers are generally prohibited from trading in the Company’s equity securities during any period of more than three consecutive business days during which not fewer than 50% of the participants or beneficiaries in all “individual account” plans of CNX or its subsidiaries are unable to purchase, sell, or otherwise acquire or transfer an interest in the equity of the Company held in such plans due to a temporary suspension by the Company or a fiduciary (“Blackout Period”). “Individual account” plans include, without limitation, defined contribution plans such as broad-based tax-qualified 401(k) plans and profit-sharing plans, and certain nonqualified deferred compensation arrangements. There are limited exceptions to this rule, and directors and executive officers should consult with the General Counsel of CNX or Designee prior to attempting a stock transaction during any such Blackout Period.

    Mutual Fund Transaction. Transactions in mutual funds that are invested in CNX Securities are also not subject to the Policy.

    Dividend Reinvestment Plan (DRIP). Although this Policy does not apply to purchases of CNX Securities under an established dividend reinvestment plan (DRIP), it is important to note that the Policy does apply with respect to (i) your initial election to participate in a DRIP; (ii) any determinations to increase or decrease your level of participation in a DRIP; (iii) any voluntary purchases of CNX Securities resulting from additional contributions you choose elect to make to a DRIP; and (iv) dispositions of any CNX Securities purchased pursuant to a DRIP.
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    Section 16 Transactions. Individuals and entities subject to Section 16 reporting requirements are subject to additional rules relating to the purchase and sale or sale and purchase of CNX stock within a six-month period. Attachment II to this Policy Statement sets forth more detailed information about the short-swing profit rule and related concepts. These rules are very complex and can be applicable to transactions by family members and any person subject to these rules should consult with CNX's General Counsel, or Designee, before considering any transaction.

    Assistance

    Any person who has any questions about specific transactions or this Policy Statement in general may obtain additional guidance from the General Counsel or Designee. Remember, however, the ultimate responsibility for adhering to the Policy Statement and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment.

Certifications

    All employees are expected to comply with all legal and regulatory requirements applicable to the trading of CNX Resources securities. Directors and officers and other key employees may be required to certify compliance on an annual basis.

    Failure to observe this policy could lead to significant legal problems, as well as other serious consequences, including termination of employment.

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INSIDER TRADING REMINDERS

Before engaging in any transaction in CNX Resources Securities, please read the following:

    The federal securities laws generally prohibit transactions in CNX Resources stock at a time when you may be in possession of material information about CNX Resources which has not been publicly disclosed.

    Material information, in short, is any information which could affect the stock price. Either positive or negative information may be material. When a public announcement will be made, you should not engage in any transactions for a period beginning two (2) business days before the information will be released and ending two (2) business days after the information has been released . For more complex matters, it may be necessary to allow additional time for the information to be digested by market makers.

    Except as otherwise stated in the Policy, all transactions in CNX Resources stock (e. g. acquisitions, dispositions, transfers) by Covered Persons must be pre-cleared in writing by the General Counsel or Designee.

    If you have any questions or concerns about any of the provisions in this statement of Policy, contact the General Counsel or Designee immediately.

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                        Attachment I

DESIGNEE(S)

1.Sarah Molinero, Counsel

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                        Attachment II

SHORT-SWING PROFIT RULE § 16(b)

Note:    ANY combination of PURCHASE AND SALE or SALE AND PURCHASE within 6 months of each other results in a violation of §16(b) of the Securities Exchange Act of 1934 and "profit" must be recovered by CNX Resources. It makes no difference as to whether an actual profit was made, how long the shares being sold have been held-or that one of the two matching transactions occurs after you are no longer a Section 16 insider. And, the highest priced sale will be matched with the lowest priced purchase.

                    RULE § 16(b) Checklist
Sales
If a sale is to be made by an officer subject to Section 16 reporting requirements, director, or 10 percent shareholder (collectively, “Section 16 Filers”) (or any member of his or her immediate family (broadly defined) sharing the same household):

        1.    Have there been any purchases (or other acquisitions) by the Section 16 Filer (or family members) within the past six months?
        2.    Are any purchases (or other acquisitions) anticipated or required within the next six months?
        3.    Has the person responsible for preparing the Section 16 Reporting Forms been advised?

Note:    If an affiliate, has a Form 144 been prepared and has the broker been reminded to sell pursuant to Rule 144?

Purchases

If a purchase is to be made by a Section 16 Filer (or any member of his or her immediate family (broadly defined) sharing the same household):

        1.    Have there been any sales (or other acquisitions) by the Section 16 Filer (or family members) within the past six months?
        2.    Are any sales (or other acquisitions) anticipated or required within the next six months (such as tax-related or year-end transactions)? Note: Even though an option exercise is not considered a purchase, a sale of option stock is still matchable against other purchases within six months before or after the sale.
        3.    Has the person responsible for preparing the Section 16 Reporting Forms been advised?

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Note:    Before proceeding with a purchase or sale, ALWAYS consider whether you are aware of material inside information which could affect the price of the stock

    This is a summary. These rules are very complex, and you should consult with the General Counsel, or Designee, if you have any questions related to Section 16(b) or any reporting matter under Section 16.
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